Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2011 (except Note 14, as to which is dated August 1, 2011), with respect to the consolidated financial statements of Era Group Inc. in the Registration Statement (Form S-1) and the Related Prospectus of Era Group Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida

August 1, 2011